 As filed with the Securities and Exchange Commission on May 22, 2007
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_____________________

FORM F-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_____________________

DOUBLE HULL TANKERS, INC.
(Exact name of registrant as specified in its charter)
_____________________

Republic of the Marshall Islands (State or other jurisdiction of incorporation or organization)	26 New Street St. Helier, Jersey JE23RA Channel Islands +44 (0) 1534 639759 (Address and telephone number of registrant’s principal executive offices)	N/A (I.R.S. Employer Identification Number)
_____________________

CT Corporation
111 Eighth Avenue
New York, New York 10011
(212) 550-9100
(Name, address and telephone
number of agent for service)

With copies to:
John T. Gaffney, Esq. Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, New York 10019 (212) 474-1000	Gary L. Sellers, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017-3954 (212) 455-2000
_____________________

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement.
_____________________

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
_____________________

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit(1)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $.01 per share	8,751,500	$16.35	$143,087,025	$4,392.77

(1)	Amount of proposed maximum offering price per unit was calculated in accordance with Rule 457(c) based on the average of the high and low price traded on the New York Stock Exchange on May 21, 2007.

(2)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(o) of Regulation C under the Securities Act of 1933, as amended.
_____________________
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion. Preliminary Prospectus dated May 22, 2007.

Prospectus

8,751,500 Shares

Common Stock
___________________

This prospectus relates to an aggregate of 8,751,500 shares of common stock of Double Hull Tankers, Inc. that the selling stockholder named in this prospectus may offer for sale from time to time. These shares were purchased by the selling stockholder on October 18, 2005 from us in a transaction that was exempt from the registration requirements of the Securities Act of 1933, as amended.

We will not receive any of the proceeds from the sale of any shares of our common stock by the selling stockholder. The selling shareholder will pay all expenses in connection with the offering under this prospectus. The selling stockholder from time to time may offer and sell the shares held by it directly or through agents, underwriters or broker-dealers at prices and on terms to be determined at the time of sale. These sales may be made on the New York Stock Exchange or other national security exchanges on which our common stock is then traded, in the over-the-counter market, or in negotiated transactions. See the section entitled “Plan of Distribution” on page 10 of this prospectus. To the extent required, the names of any agent, underwriter or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in a prospectus supplement, which will accompany this prospectus. A prospectus supplement may also add, update or change information contained in this prospectus.

Our common stock is listed on the New York Stock Exchange under the symbol “DHT.” The last reported sale price on May 21, 2007 was $16.44 per share.

Investing in our common stock involves a high degree of risk. Before buying any shares you should carefully read the section entitled “Risk Factors” on page 7 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 22, 2007.

Merrill Lynch & Co.	UBS Investment Bank

______________________

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with additional or different information. We are not making an offer of these securities in any jurisdiction or state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover of this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities Exchange Commission, or the “Commission”, using a shelf registration process. Under the shelf registration process, the selling stockholder named in this prospectus may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that may be offered by the selling stockholder. Each time the selling stockholder sells securities, the selling stockholder is required to provide you with this prospectus and, in certain cases, a prospectus supplement containing specific information about the selling stockholder and the terms of the securities being offered. That prospectus supplement may include additional risk factors or other special considerations applicable to those securities. Any prospectus supplement may also add, update, or change information in this prospectus. If there is any inconsistency between the information contained in this prospectus and any prospectus supplement, you should rely on the information contained in that particular prospectus supplement. You should read both this prospectus and any prospectus supplement, together with all additional information described in the section entitled “Where You Can Find Additional Information” on page 23 of this prospectus.

This prospectus does not contain all the information provided in the registration statement we filed with the Commission. For further information about us or the securities offered hereby, you should refer to that registration statement, which you can obtain from the Commission as described in the section entitled “Where You Can Find Additional Information” on page 23 of this prospectus.

PROSPECTUS SUMMARY

Before investing in our common stock you should read this entire prospectus carefully, including the section entitled “Risk Factors” and our financial statements and related notes for a more complete understanding of our business and this offering. Unless we specify otherwise, all references and data in this prospectus to our “business,” our “vessels” and our “fleet” refer to our initial fleet of seven vessels that we acquired simultaneously with the closing of our initial public offering, or “IPO,” on October 18, 2005. Unless we specify otherwise, all references in this prospectus to “we,” “our,” “us” and “our company” refer to Double Hull Tankers, Inc. and its subsidiaries. The shipping industry’s functional currency is the U.S. dollar. All of our revenues and most of our operating costs are in U.S. dollars. All references in this prospectus to “$” and “dollars” refer to U.S. dollars.

Our Company

We operate a fleet of double hull tankers. Our fleet currently consists of three very large crude carriers, or “VLCCs”, which are tankers ranging in size from 200,000 to 320,000 deadweight tons, or “dwt”, and four Aframax tankers, or “Aframaxes”, which are tankers ranging in size from 80,000 to 120,000 dwt. Our fleet principally operates on international routes and had a combined carrying capacity of 1,342,372 dwt and a weighted average age of 7.2 years as of March 31, 2007, compared with a weighted average age of 9.4 years for the world tanker fleet.

We acquired the seven vessels in our fleet from subsidiaries of Overseas Shipholding Group, Inc., a Delaware corporation, or “OSG”, on October 18, 2005 in exchange for cash and shares of our common stock, and we have chartered these vessels back to certain subsidiaries of OSG. As one of the world’s largest bulk-shipping companies, OSG owns and operates a modern fleet of 104 vessels (including the seven vessels that comprise our fleet) that have a combined carrying capacity of 12.0 million dwt as of March 31, 2007. OSG’s fleet consists of both internationally flagged and U.S. flagged vessels that transport crude oil, petroleum products and dry bulk commodities. As of the date of this prospectus, OSG beneficially owned approximately 29.17% of our outstanding common stock.

Our strategy is to charter our fleet of seven vessels primarily pursuant to multi-year time charters so as to take advantage of the stable cash flow associated with long-term time charters. In addition, our time charter arrangements include a profit sharing component that gives us the opportunity to earn additional hire when vessel earnings exceed the basic hire amounts set forth in the charters. Our vessels are operated in the Tankers International Pool and the Aframax International Pool, as described below, and we expect our potential to earn additional hire will benefit from the higher utilization rates realized by these pools. In a pooling arrangement, the net revenues generated by all of the vessels in a pool are aggregated and distributed to pool members pursuant to a pre-arranged weighting system that recognizes each vessel’s earnings capacity based on its cargo capacity, speed and consumption, and actual on-hire performance.

With effect from October 18, 2005, we time chartered our vessels to subsidiaries of OSG for terms ranging from five to six and one-half years. Each time charter may be renewed by the charterer on one or more successive occasions for periods of one, two or three years, up to an aggregate of five, six or eight years, depending on the vessel. If a time charter is renewed, the charter terms providing for profit sharing will remain in effect and the charterer, at the time of exercise, will have the option to select a basic charter rate that is equal to (i) 5% above the published one-, two- or three-year time charter rate (corresponding to the extension length) for the vessel’s class, as decided by a shipbrokers panel, or (ii) the basic hire rate set forth in the applicable charter. The shipbrokers panel, or “Broker Panel”, will be The Association of Shipbrokers and Agents Tanker Broker Panel or another panel of brokers mutually acceptable to us and the charterer.

We maintain our principal executive offices at 26 New Street, St. Helier, Jersey JE23RA, Channel Islands. Our telephone number at that address is +44 (0) 1534 639759.

Our Fleet

We purchased three VLCCs and four Aframaxes from certain subsidiaries of OSG in connection with the IPO. Our three VLCCs, due to their large size, principally operate on long-haul routes from the Middle East or West Africa to the Far East, Northern Europe, the Caribbean and the U.S. Gulf, trading through the Tankers International Pool. Although our four Aframaxes are also designed for global trading, they typically trade through the Aframax International Pool in the Atlantic Basin on shorter-haul routes between Northern Europe, the Caribbean, the United States and the Mediterranean Sea.

The following table presents certain information concerning the vessels in our fleet and their associated charters, each of which commenced on October 18, 2005:

Vessel	Type	Dwt	Year Built	Term of Initial Charter	Year 2 Basic Charter Rate(1)	Term of Extension Periods	Maximum Aggregate Extension Term
				(years)	($/day)	(years)	(years)
Overseas Ann	VLCC	309,327	2001	6½	$37,400	1, 2 or 3	8
Overseas Chris	VLCC	309,285	2001	6	$37,400	1, 2 or 3	8
Overseas Regal	VLCC	309,966	1997	5½	$37,400	1, 2 or 3	6
Overseas Cathy	Aframax	112,028	2004	6¼	$24,700	1, 2 or 3	8
Overseas Sophie	Aframax	112,045	2003	5¾	$24,700	1, 2 or 3	8
Overseas Rebecca	Aframax	94,873	1994	5	$18,700	1, 2 or 3	5
Overseas Ania	Aframax	94,848	1994	5	$18,700	1, 2 or 3	5

________________
(1)	Amounts represent basic hire charter rates, which increase annually by amounts that vary by vessel class and year.

Our Competitive Strengths

We believe that we have a number of strengths that provide us with a competitive advantage in the tanker industry, including:

$
A modern, high quality fleet.  As of March 31, 2007, our current fleet of three VLCCs and four Aframaxes had a weighted average age of 7.2 years, compared with a weighted average age for the world tanker fleet of 9.4 years. All of our vessels are of double hull construction and were designed and built to OSG’s specifications and, prior to the IPO, were only operated by OSG. We believe that owning and maintaining a modern, high quality fleet reduces off hire time and operating costs, improves safety and environmental performance and provides us with a competitive advantage in securing employment for our vessels.

$
Participation in OSG’s pooling arrangements.  We believe that we benefit from OSG’s membership in the Tankers International Pool in respect of our three VLCCs and the Aframax International Pool in respect of our four Aframaxes, and we expect OSG’s subsidiaries to continue to operate our vessels in these pools. We believe that, over a longer period of time, our potential to earn additional hire will be enhanced by the higher utilization rates and lower overhead costs that a vessel operating inside a pool can achieve compared with a vessel operating independently outside of a pool.

$
An experienced management team.  Our management team is led by Ole Jacob Diesen, our chief executive officer, who has over 30 years of experience in the shipping industry. Mr. Diesen has been an independent corporate and financial management consultant since 1997 and has extensive experience in the shipping industry, including advising on a broad range of shipping transactions such as vessel sales and financings, vessel charters, pooling and technical management agreements.

Our Strategy

The key elements of our strategy are to:

$
Charter a substantial portion of our fleet under multi-year, fixed-rate time charters that provide for profit sharing.  Currently we have time chartered all of our vessels to subsidiaries of OSG, one of the world’s largest bulk-shipping companies, for terms ranging from five to six and one-half years under charters that provide for fixed monthly payments, plus the potential to earn additional profit sharing payments. We believe that these long-term charters will generate stable and predictable cash flow and provide us with the opportunity to earn significant additional hire as market rates exceed our basic hire rates.

$
Fix a substantial portion of our operating costs under our ship management agreements.  Currently, all of our vessels are managed by Tanker Management Ltd., referred to herein as “Tanker Management” or our “technical manager”, which is a wholly owned indirect subsidiary of OSG, pursuant to ship management agreements that became effective at the completion of our IPO. Under these ship management agreements, Tanker Management has assumed all responsibilities for the technical management of each of our vessels and for most of the operating costs (excluding insurance premiums and vessel taxes). The fee payable to Tanker Management under these ship management agreements is fixed through October 2007, after which it increases by 2.5% and remains fixed through October 2008.

$
Strategically expand our current fleet.  We intend to grow our fleet through timely and selective acquisitions of, or chartering in of, additional vessels. Although our fleet consists of our three VLCCs and four Aframaxes as at the date of this prospectus, we intend to consider potential acquisitions of additional tankers, as well as vessels other than tankers. In connection with any such acquisitions, we may charter such vessels out either for multi-year or voyage-based periods.

Our Time Charters

We have time chartered our fleet of three VLCCs and four Aframaxes to certain subsidiaries of OSG for terms ranging five to six and one-half years. The daily base time charter rate for each of our vessels, which we refer to as basic hire, is payable to us monthly in advance and increases annually by amounts set forth in each charter.

In addition to the basic hire, the charterers and OSG International, Inc., or “OIN”, the charterers’ parent company, have agreed to pay us an additional payment, quarterly in arrears, which we refer to as “additional hire”. The additional hire payable, if any, in respect of any given quarter will be equal to 40% of the average revenue that our vessels earn, or are deemed to earn, for the charterers during that quarter (averaged on a rolling four quarter basis) in excess of the basic hire paid by the charterers to us during that quarter. Revenue is calculated on an aggregate fleetwide basis, and depends on whether our vessels are operated in a pool:

$	if a vessel is operated in a pool, revenue earned by that vessel equals the share of actual pool net earnings allocated to the charterer, as determined by a formula administered by the pool manager;

$	if a vessel is operated outside of a pool:

•
for periods that the charterer subcontracts the vessel under a time charter, revenue earned by that vessel equals the time charter hire earned by the charterer, net of specified fees incurred by the charterer; and

•
for periods that the charterer does not subcontract the vessel in the time charter market, revenue deemed to be earned by that vessel is based on average spot market rates, which are rates for the immediate chartering of a vessel (usually for a single voyage), determined by a shipbrokers’ panel for a series of routes commonly served by vessels of the same class.

A pool constitutes a collection of similar vessels under various ownerships that are placed for operation under one administrator, which we refer to as the “pool manager”. The pool manager markets the vessels as a single, cohesive fleet and collects, or pools, their net earnings prior to distributing them to the individual owners under a pre-arranged weighting system that recognizes each vessel’s earnings capacity based on its cargo capacity, speed and consumption, and actual on-hire performance. Pools offer their participants more opportunities to enter into multi-legged charters and contracts of affreightment, which can reduce non-earning days through scheduling efficiencies.

The three VLCCs in our fleet currently participate in the Tankers International Pool, in which OSG and seven other tanker companies participate. As of March 31, 2007, the Tankers International Pool consists of 43 VLCCs and V Pluses, making it one of the world’s largest VLCC fleets. The four Aframaxes in our fleet currently participate in the Aframax International Pool, the world’s second largest Aframax fleet, which, as of March 31, 2007, operates 36 Aframaxes and has seven members, including OSG (which is one of the pool managers).

Technical Management of Our Fleet

In connection with each of our vessels, we have entered into ship management agreements with Tanker Management with effect from October 18, 2005, which we refer to as the “Ship Management Agreements”. Under the Ship Management Agreements, Tanker Management is responsible for the technical management and for most of the operating costs of our vessels, including crewing, maintenance, ordinary repairs, scheduled drydockings, insurance deductibles (subject to the limits set forth in the Ship Management Agreements) and other vessel operating expenses, excluding insurance premiums. In exchange for these services, we pay Tanker Management a daily fee, which we refer to as the “technical management fee”, for each vessel under management. The technical management fee for each vessel is payable monthly in advance based on the actual number of days in the month. The fee is fixed for the first two years of the agreement and will, unless cancelled by us or Tanker Management, increase by 2.5% per year thereafter. Neither us nor Tanker Management is able to cancel any Ship Management Agreement (as currently amended) prior to the third anniversary of the effective date of such agreement (eg. October 18, 2008), except for cause. Beginning on the third anniversary, the Ship Management Agreements (as currently amended) are cancelable by us or Tanker Management for any reason at any time upon 90 days' advance notice. Each charterer has the right to approve the replacement manager that we select.

Dividend Policy

We intend to pay quarterly dividends to the holders of our common stock in March, June, September and December of each year, in amounts substantially equal to the available cash from our operations during the previous quarter, less cash expenses and any reserves established by our board of directors. Our board of directors may review and amend our dividend policy from time to time in accordance with any future growth of our fleet or for other reasons.

Our Credit Facility

On October 18, 2005, we entered into a $401 million secured credit facility with The Royal Bank of Scotland that has a term of ten years, with no principal amortization for the first five years. This credit facility consists of a $236 million term loan, a $150 million vessel acquisition facility and a $15 million working capital facility. The credit facility is secured by mortgages on all of our vessels, assignments of earnings and insurances and pledges over our bank accounts. We are the borrower under the credit facility, and each of our vessel owning subsidiaries have guaranteed our obligations under the credit facility.

We borrowed the entire amount available under the term loan upon the completion of our IPO to fund a portion of the purchase price for the seven vessels that we acquired from certain subsidiaries of OSG. Subject to the satisfaction of a number of conditions, we are permitted to borrow up to the full amount of the vessel acquisition facility and up to the full amount of the working capital facility for a period of five years from the closing of the credit facility. Commencing on the fifth anniversary of the closing of the credit facility, the term loan will become repayable in quarterly installments over a five year period and the committed amounts of the vessel acquisition facility and the working capital facility will be reduced quarterly over a five year period (with any excess borrowings becoming repayable at the time of reduction).

Borrowings under the term loan and the working capital facility will bear interest at an annual rate of LIBOR plus a margin of 0.70%. Borrowings under the vessel acquisition facility will bear interest at an annual rate of LIBOR plus a margin of 0.85%. To reduce our exposure to fluctuations in interest rates, we entered an interest rate swap on October 18, 2005, pursuant to which we fixed the interest rate for five years on the full amount of our term loan at 5.60%. We were required to pay a $1.5 million fee in connection with the arrangement of our credit facility (which we funded with a portion of the net proceeds from the IPO) and a commitment fee of 0.3% per annum, which will be payable quarterly in arrears, on the undrawn portion of the facility.

RISK FACTORS

You should carefully consider the following information about risks, together with the other information contained in this prospectus, before making an investment in our common stock.

Our vessels call on ports located in countries that are subject to restrictions imposed by the U.S. government, which could be viewed negatively by investors and adversely affect the trading price of our common stock.

From time to time, vessels in our fleet call on ports located in countries subject to sanctions and embargoes imposed by the U.S. government and countries identified by the U.S. government as state sponsors of terrorism. From January 1, 2006 through March 31, 2007, vessels in our fleet have, while operating in pools, made five calls to ports in Iran and three calls to ports in Libya out of a total of 454 calls on worldwide ports. On June 30, 2006, Libya was removed from the U.S. government’s list of state sponsors of terrorism and is not subject to sanctions or embargoes, while Iran continues to be subject to sanctions and embargoes imposed by the U.S. government and is identified by the U.S. government as a state sponsor of terrorism. Although these sanctions and embargoes do not prevent our vessels from making calls to ports in these countries, potential investors could view such port calls negatively, which could adversely affect our reputation and the market for our common stock. Investor perception of the value of our common stock may be adversely affected by the consequences of war, the effects of terrorism, civil unrest and governmental actions in these and surrounding countries.

We have identified a number of other risk factors which you should consider before buying shares of our common stock. These risk factors are incorporated by reference into this prospectus from our annual report on Form 20-F filed with the Commission on April 5, 2007. For further details, see the section entitled “Where You Can Find Additional Information” on page 23 of this prospectus. In addition, you should also consider carefully the risks set forth under the heading “Risk Factors” in any prospectus supplement before investing in the shares of common stock offered by this prospectus.

If the events discussed in the risk factors referred to above occur, our business, financial condition, results of operations or cash flows could be materially and adversely affected. In such a case, the market price of our common stock could decline. The risks described above, in our Annual Report and any prospectus supplement are not the only ones that may exist. Additional risks not currently known by us or that we deem immaterial may also impair our business operations.

USE OF PROCEEDS

The shares of our common stock being offered by this prospectus are solely for the account of the selling stockholder. We will not receive any proceeds from the sale of these shares of our common stock by the selling stockholder. The selling stockholder will pay brokerage fees, selling commission and underwriting discounts, if any, incurred in connection with disposing of the shares pursuant to this prospectus. Pursuant to a registration rights agreement that we entered into with the selling stockholder, the selling stockholder will also bear our costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth certain information regarding (i) the owners of more than 5% of our common stock that we are aware of, including the selling stockholder, OIN, and (ii) the total amount of common stock owned by all of our officers and directors, both individually and as a group.

Although the selling stockholder may offer for sale from time to time all, or a portion of, the shares pursuant to this prospectus, or an amendment or supplement thereto, the tabular information below assumes that all of the shares registered will be offered and sold by the selling stockholder. In addition, the selling stockholder may have sold, transferred or otherwise disposed of all or a portion of its shares since the date on which it provided us with information regarding its shares in transactions exempt from the registration requirements of the Securities Act of 1933, as amended. Information concerning the selling stockholder may change from time to time and, to the extent required, will be set forth in supplements or amendments to this prospectus.

	Shares of Common Stock Prior to the Offering		Shares of Common Stock Offered Hereby	Shares of Common Stock Following the Offering
Name	Number of Shares	Percent	Number of Shares	Number of Shares	Percent
Persons owning more than 5% of a class of our equity securities.
OSG International, Inc.(1)	8,751,500	29.17	8,751,500	0	0
Scott A. Bommer(2)	1,705,527	5.68	0	1,705,527	5.68
Directors
Erik A. Lind(3)	7,976	*	0	7,976	*
Randee Day(3)	7,976	*	0	7,976	*
Rolf A. Wikborg(3)	7,976	*	0	7,976	*
Executive Officers
Ole Jacob Diesen(4)	33,383	*	0	33,383	*
Eirik Ubøe(5)	24,663	*	0	24,663	*
Tom R. Kjeldsberg(6)	8,218	*	0	8,218	*
Directors and executive officers as a group (6 persons)(7)	90,192	*	0	90,192	*
________________
*	Less than 1%

(1)
We were incorporated on April 14, 2005 in the Marshall Islands as a wholly owned subsidiary of OIN, which is a wholly owned subsidiary of OSG. The principal address of OIN is Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands MH96960.

(2)
Based on a Schedule 13G filed with the Commission on February 26, 2007 by Scott A. Bommer, individually and (a) as managing member of SAB Capital Advisors, L.L.C., for itself and as the general partner of (i) SAB Capital Partners, L.P. and (ii) SAB Capital Partners II, L.P.; and (iii) SAB Overseas Master Fund, L.P.; and (b) as managing member of SAB Capital Management, L.L.C., for itself and as the general partner of SAB Capital Management, L.P. The address of the principal business office of each of these reporting persons is 712 Fifth Avenue, 42nd Floor, New York, NY 10019.

(3)	Includes 5,697 shares of restricted stock subject to vesting conditions.

(4)
Does not include 23,148 options with an exercise price of $12 per share and expiring on October 18, 2015 subject to vesting conditions. Includes 25,129 shares of restricted stock subject to vesting conditions.

(5)
Does not include 23,148 options with an exercise price of $12 per share and expiring on October 18, 2015 subject to vesting conditions. Includes 18,009 shares of restricted stock subject to vesting conditions.

(6)	Consists solely of 8,218 shares of restricted stock subject to vesting conditions.

(7)	Includes 68,447 shares of restricted stock subject to vesting conditions.

We are registering the securities offered in this prospectus pursuant to the registration rights agreement with OIN, pursuant to which OIN has demand registration rights relating to the common stock that it holds, subject to the requirement that any demand registration made by OIN must cover at least 5% of our outstanding common stock. The registration rights agreement provides that OIN has the right to assign its rights under that agreement in connection with a transfer of its shares of common stock, provided that the transferee purchases at least 5% of our outstanding common stock in such transfer.

PLAN OF DISTRIBUTION

We are registering for sale by the selling stockholder, from time to time, 8,751,500 shares of our common stock. The selling stockholder may offer and sell, from time to time, some or all of the shares covered by this prospectus. We have registered the shares covered by this prospectus for offer and sale by the selling stockholder so that those shares may be freely sold to the public by the selling stockholder. Registration of the shares covered by this prospectus does not mean, however, that those shares necessarily will be offered or sold.

The selling stockholder may pledge or grant a security interest in some or all of the shares of common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus, or any amendment to this prospectus amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholder may also transfer and donate the shares of common stock in other circumstances, in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale of shares pursuant to this prospectus. The selling stockholder may sell its shares covered by this prospectus from time to time, in one or more transactions, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change, at varying prices determined at the time of sale or at negotiated prices, by a variety of methods including the following:

$
on the New York Stock Exchange or any other national securities exchange or U.S. inter-dealer system of a registered national securities association on which our common stock may be listed or quoted at the time of sale;

$	in the over-the-counter market;

$	in privately negotiated transactions;

$	in an exchange distribution in accordance with the rules of the applicable exchange;

$	as settlement of short sales entered into after the date of the prospectus;

$	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

$	through broker-dealers, who may act as agents or principals;

$	through sales “at the market” to or through a market-maker;

$
in a block trade, in which a broker-dealer will attempt to sell a block of shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

$	through one or more underwriters on a firm commitment or best-efforts basis;

$	directly to one or more purchasers;

$	through agents;

$	in options transactions;

$	over the internet;

$	any other method permitted pursuant to applicable law; or

$	in any combination of the above.

In effecting sales, brokers or dealers engaged by the selling stockholder may arrange for other brokers or dealers to participate. Broker-dealer transactions may include:

$	purchases of the shares by a broker-dealer as principal and resales of the shares by the broker-dealer for its account pursuant to this prospectus;

$	ordinary brokerage transactions; or

$	transactions in which the broker-dealer solicits purchasers.

In addition, the selling stockholder may sell any shares covered by this prospectus in private transactions or under Rule 144 of the Securities Act of 1933, as amended, rather than pursuant to this prospectus.

In connection with the sale of shares covered by this prospectus, broker-dealers may receive commissions or other compensation from the selling stockholder in the form of commissions, discounts or concessions. Broker-dealers may also receive compensation from purchasers of the shares for whom they act as agents or to whom they sell as principals or both. Compensation as to a particular broker-dealer may be in excess of customary commissions or in amounts to be negotiated. In connection with any underwritten offering, underwriters may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or from purchasers of the shares for whom they act as agents. Underwriters may sell the shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The selling stockholder and any underwriters, broker-dealers or agents that participate in the distribution of the common shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, and any profit on the sale of the shares by them and any discounts, commissions or concessions received by any of those underwriters, broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended.

In connection with the distribution of the shares covered by this prospectus or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholder. The selling stockholder may also sell shares of our common stock short and deliver the shares offered by this prospectus to close out its short positions. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions, which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect such transaction. The selling stockholder may also from time to time pledge its common shares pursuant to the margin provisions of its customer agreements with its brokers. Upon default by the selling shareholder, the broker may offer and sell such pledged common shares from time to time pursuant to this prospectus, as supplemented or amended to reflect such transaction.

At any time a particular offer of the common shares covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions and other items constituting compensation from the selling stockholder and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the common shares covered by this prospectus. In order to comply with the securities laws of certain states, if applicable, the shares sold under this prospectus may only be sold through registered or licensed broker-dealers. In addition, in some states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirements is available and is complied with. We have informed the selling stockholder that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934, as amended, may apply to its sales of shares in the market and to the activities of the selling stockholder and its respective affiliates. The selling stockholder has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of the shares by the selling stockholder.

In connection with an underwritten offering, we and the selling stockholder would execute an underwriting agreement with an underwriter or underwriters. Unless otherwise indicated in the revised prospectus or applicable prospectus supplement, such underwriting agreement would provide that the obligations of the underwriter or underwriters are subject to certain conditions precedent and that the underwriter or underwriters with respect to a sale of the covered shares will be obligated to purchase all of the covered shares if any such shares are purchased. The selling stockholder may grant to the underwriter or underwriters an option to purchase additional shares of common stock at the public offering price, as may be set forth in the revised prospectus or applicable prospectus supplement. If the selling stockholder grants any such option, the terms of the option will be set forth in the revised prospectus or applicable prospectus supplement.

Underwriters, agents, brokers or dealers may be entitled, pursuant to relevant agreements entered into with us and the selling stockholder, to indemnification by us and the selling stockholder against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, that may arise from any untrue statement or alleged untrue statement of a material fact, or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the underwriters, agents, brokers or dealers may be required to make.

Under our registration rights agreement with the selling stockholder, the selling stockholder has agreed to pay all of our expenses incident to the offering and sale of the shares covered by this prospectus. We have agreed to indemnify the selling stockholder, its controlling persons and its respective officers, directors, partners, employees, representatives and agents against certain losses, claims, damages, actions, expenses and other liabilities arising under the securities laws in connection with this offering. The selling stockholder has agreed, severally, to indemnify us, our officers and directors who sign the registration statement of which this prospectus forms a part against any losses, claims, damages, actions, expenses and other liabilities, arising under the securities laws in connection with this offering with respect to written information furnished to us by the selling stockholder for inclusion in the registration statement of which this prospectus forms a part (and up to the amount of the net proceeds received by the selling shareholder from sales of the shares giving rise to such obligations).

EXPERTS

Our consolidated and predecessor combined financial statements appearing in our annual report on Form 20-F for the year ended December 31, 2006, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of our common stock offered hereby and certain other matters relating to Marshall Islands law will be passed upon for us by Reeder & Simpson P.C. Certain other legal matters relating to United States law will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York. Certain legal matters will be passed upon for any underwriters, dealers or agents by Simpson Thacher & Bartlett LLP, New York, New York.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT ISSUES

Our bylaws provide that we shall, subject to the limitations contained in the Marshall Islands Business Corporation Act, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

The form of underwriting agreement, which is filed as Exhibit 1.1 to the registration statement of which this prospectus forms a part, provides that the underwriters to be named therein agree to indemnify us and hold us harmless, together with each of our directors, officers or controlling persons from and against certain liabilities, including liabilities arising under the Securities Act of 1933, as amended. This form of underwriting agreement also provides that such underwriters will contribute to amounts paid or payable by such indemnified persons as a result of certain liabilities under the Securities Act of 1933, as amended.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

TAX CONSIDERATIONS

The following is a discussion of the material Marshall Islands and United States federal income tax considerations relevant to an investment decision by a “United States Holder”, as that term is defined below, with respect to the acquisition, ownership and disposition of our common stock. This discussion does not purport to deal with the tax consequences of owning common stock to all categories of investors, some of which (such as financial institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, insurance companies, persons holding our common stock as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, traders in securities that have elected the mark-to-market method of accounting for their securities, persons liable for alternative minimum tax, persons who are investors in pass-through entities, dealers in securities or currencies and investors whose functional currency is not the United States dollar) may be subject to special rules.

WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISORS CONCERNING THE OVERALL TAX CONSEQUENCES ARISING IN YOUR OWN PARTICULAR SITUATION UNDER UNITED STATES FEDERAL, STATE, LOCAL OR FOREIGN LAW OF THE OWNERSHIP OF COMMON STOCK.

Marshall Islands Tax Considerations

The following are the material Marshall Islands tax consequences of our activities to us and stockholders of our common stock. We are incorporated in the Marshall Islands. Under current Marshall Islands law, we are not subject to tax on income or capital gains, and no Marshall Islands withholding tax will be imposed upon payments of dividends by us to our stockholders.

United States Federal Income Tax Considerations

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations issued thereunder, published administrative interpretations of the Internal Revenue Service, or “IRS”, and judicial decisions as of the date hereof, all of which are subject to change at any time, possibly on a retroactive basis.

Taxation of Operating Income: In General

Our subsidiaries have elected to be treated as disregarded entities for U.S. federal income tax purposes. As a result, for purposes of the discussion below, our subsidiaries are treated as branches of us rather than as separate corporations.

Unless exempt from United States federal income taxation under the rules contained in Section 883 of the Code (discussed below), a foreign corporation is subject to United States federal income taxation on its shipping income that is treated as derived from sources within the United States, referred to as “United States source shipping income.” For these purposes “shipping income” means any income that is derived from the use of vessels, from the hiring or leasing of vessels for use on a time, voyage or bareboat charter basis, from the participation in a pool, partnership, strategic alliance, joint operating agreement, code sharing arrangement or other joint venture it directly or indirectly owns or participates in that generates such income, or from the performance of services directly related to those uses. For tax purposes, United States source shipping income includes (i) 50% of shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States and (ii) 100% of shipping income that is attributable to transportation that both begins and ends in the United States.

Shipping income attributable to transportation exclusively between non-United States ports will be considered to be 100% derived from sources outside the United States. Shipping income derived from sources outside the United States will not be subject to any United States federal income tax.

In the absence of exemption from tax under Section 883, our gross United States source shipping income would be subject to a 4% tax imposed without allowance for deductions as described below. We have not, nor do we believe we will engage in transportation that produces income which is considered to be 100% from sources within the United States.

Exemption of operating income from United States federal income taxation

Under Section 883 of the Code and the regulations thereunder, we will be exempt from United States federal income taxation on its United States source shipping income if:

$	we are organized in a foreign country (the “country of organization”) that grants an “equivalent exemption” to corporations organized in the United States; and

$	either

(A) more than 50% of the value of our stock is owned, directly or indirectly, by individuals who are “residents” of our country of organization or of another foreign country that grants an “equivalent exemption” to corporations organized in the United States, referred to as the “50% Ownership Test,” or

(B) our stock is “primarily and regularly traded on an established securities market” in our country of organization, in another country that grants an “equivalent exemption” to United States corporations, or in the United States, referred to as the “Publicly-Traded Test”.

The Marshall Islands, the jurisdiction where we and our ship-owning subsidiaries are incorporated, grants an “equivalent exemption” to United States corporations. Therefore, we will be exempt from United States federal income taxation with respect to our United States source shipping income if either the 50% Ownership Test or the Publicly-Traded Test is met. As a result of the IPO, it is difficult to satisfy the 50% Ownership Test due to the widely-held ownership of our stock.

As to the Publicly-Traded Test, the regulations under Code Section 883 provide, in pertinent part, that stock of a foreign corporation will be considered to be “primarily traded” on an established securities market in a country if the number of shares of each class of stock that is traded during any taxable year on all established securities markets in that country exceeds the number of shares in each such class that is traded during that year on established securities markets in any other single country. We believe that our common stock, which is, and will continue to be, the sole class of our issued and outstanding stock, is, and will continue to be, “primarily traded” on the New York Stock Exchange, which is an established securities market for these purposes.

The Publicly-Traded Test also requires our common stock be “regularly traded” on an established securities market. Under the regulations, our common stock is considered to be “regularly traded” on an established securities market if one or more classes of our stock representing more than 50% of our outstanding shares, by both total combined voting power of all classes of stock entitled to vote and total value, are listed on the market, referred to as the “listing threshold.” The regulations further require that with respect to each class of stock relied upon to meet the listing threshold, (i) such class of stock is traded on the market, other than in minimal quantities, on at least 60 days during the taxable year or 1/6 of the days in a short taxable year; and (ii) the aggregate number of shares of such class of stock traded on such market during the taxable year is at least 10% of the average number of shares of such class of stock outstanding during such year (as appropriately adjusted in the case of a short taxable year). We believe we satisfy, and will continue to satisfy, the trading frequency and trading volume tests. However, even if we do not satisfy both tests, the regulations provide that the trading frequency and trading volume tests will be deemed satisfied if our common stock is traded on an established market in the United States and such stock is regularly quoted by dealers making a market in such stock. We believe this is, and will continue to be, the case.

Notwithstanding the foregoing, a class of our stock will not be considered to be “regularly traded” on an established securities market for any taxable year in which 50% or more of the vote and value of the outstanding shares of such class are owned, actually or constructively under certain stock attribution rules, on more than half the days during the taxable year by persons who each own 5% or more of the value of such class of our outstanding stock, referred to as the “5 Percent Override Rule.”

In order to determine the persons who actually or constructively own 5% or more of our stock, or “5% Stockholders,” we are permitted to rely on those persons that are identified on Schedule 13G and Schedule 13D filings with the Commission as having a 5% or more beneficial interest in our common stock. In addition, an investment company identified on a Schedule 13G or Schedule 13D filing which is registered under the Investment Company Act of 1940, as amended, will not be treated as a 5% Stockholder for such purposes.

In the event the 5 Percent Override Rule is triggered, the 5 Percent Override Rule will nevertheless not apply if we can establish that among the closely-held group of 5% Stockholders, there are sufficient 5% Stockholders that are considered to be “qualified stockholders” for purposes of Section 883 to preclude non-qualified 5% Stockholders in the closely-held group from owning 50% or more of each class of our stock for more than half the number of days during the taxable year.

As of December 31, 2006, OIN owned approximately 44.5% of our common stock and was a 5% Stockholder. Based on OIN's ownership and our review of the Commission filings discussed above, we believe that we satisfied the Publicly-Traded Test and were not subject to the 5 Percent Override Rule during 2006. We currently believe that we will continue to satisfy the Publicly-Traded Test, although no assurances can be given that this will be the case.

In any year that the 5 Percent Override Rule is triggered with respect to us, we are eligible for the exemption from tax under Section 883 only if we can nevertheless satisfy the Publicly-Traded Test (which requires, among other things, showing that the exception to the 5 Percent Override Rule applies) or if we can satisfy the 50% Ownership Test. In either case, we would have to satisfy certain substantiation requirements regarding the identity of our stockholders in order to qualify for the Section 883 exemption. These requirements are onerous and there is no assurance that we would be able to satisfy them.

To the extent the benefits of Section 883 are unavailable, our United States source shipping income, to the extent not considered to be “effectively connected” with the conduct of a United States trade or business, as described below, would be subject to a 4% tax imposed by Section 887 of the Code on a gross basis, without the benefit of deductions. Since under the sourcing rules described above, no more than 50% of our shipping income would be treated as being United States source shipping income, the maximum effective rate of United States federal income tax on its shipping income would never exceed 2% under the 4% gross basis tax regime.

To the extent the benefits of the Section 883 exemption are unavailable and our United States source shipping income is considered to be “effectively connected” with the conduct of a United States trade or business, as described below, any such “effectively connected” United States source shipping income, net of applicable deductions, would be subject to the United States federal corporate income tax currently imposed at rates of up to 35%. In addition, we may be subject to the 30% “branch profits” taxes on earnings effectively connected with the conduct of such trade or business, as determined after allowance for certain adjustments, and on certain interest paid or deemed paid attributable to the conduct of our United States trade or business.

Our United States source shipping income would be considered “effectively connected” with the conduct of a United States trade or business only if:

$	we had, or were considered to have, a fixed place of business in the United States involved in the earning of United States source shipping income; and

$
substantially all of our United States source shipping income was attributable to regularly scheduled transportation, such as the operation of a vessel that followed a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States.

We do not have, nor will we permit circumstances that would result in having, any vessel sailing to or from the United States on a regularly scheduled basis. Based on the foregoing and on the expected mode of our shipping operations and other activities, we believe that none of our United States source shipping income is or will be “effectively connected” with the conduct of a United States trade or business.

United States taxation of gain on sale of vessels

Regardless of whether we qualify for exemption under Section 883, we will not be subject to United States federal income taxation with respect to gain realized on a sale of a vessel, provided the sale is considered to occur outside of the United States under United States federal income tax principles. In general, a sale of a vessel will be considered to occur outside of the United States for this purpose if title to the vessel, and risk of loss with respect to the vessel, pass to the buyer outside of the United States. It is expected that any sale of a vessel will be considered to occur outside of the United States.

United States Federal Income Taxation of “United States Holders”

As used herein, the term “United States Holder” means a beneficial owner of common stock that:

$
is an individual United States citizen or resident, a United States corporation or other United States entity taxable as a corporation, an estate the income of which is subject to United States federal income taxation regardless of its source, or a trust if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust;

$	owns our common stock as a capital asset; and

$	owns less than 10% of our common stock for United States federal income tax purposes.

If a partnership holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding our common stock, we suggest that you consult your tax advisor.

Distributions

Subject to the discussion of passive foreign investment companies (“PFICs”) below, any distributions made by us with respect to our common stock to a United States Holder will generally constitute dividends to the extent of its current or accumulated earnings and profits, as determined under United States federal income tax principles. Distributions in excess of such earnings and profits will be treated first as a nontaxable return of capital to the extent of the United States Holder's tax basis in his common stock on a dollar-for-dollar basis and thereafter as capital gain. Because we are not a United States corporation, United States Holders that are corporations will not be entitled to claim a dividends received deduction with respect to any distributions they receive from us. Dividends paid with respect to our common stock will generally be treated as “passive income” for purposes of computing allowable foreign tax credits for United States foreign tax credit purposes.

Dividends paid on our common stock to a United States Holder who is an individual, trust or estate (a “United States Non-Corporate Holder”) will generally be treated as “qualified dividend income” that is taxable to such United States Non-Corporate Holder at a preferential tax rate of 15% (through 2010) provided that (1) the common stock is readily tradable on an established securities market in the United States (such as the New York Stock Exchange); (2) we are not a PFIC for the taxable year during which the dividend is paid or the immediately preceding taxable year (see discussion below); (3) the United States Non-Corporate Holder has owned the common stock for more than 60 days in the 121-day period beginning 60 days before the date on which the common stock becomes ex-dividend; and (4) the United States Non-Corporate Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. Special rules may apply to any “extraordinary dividend”—generally, a dividend in an amount which is equal to or in excess of 10% of a stockholder's adjusted basis in a share of common stock—paid by us. If we pay an “extraordinary dividend” on our common stock that is treated as “qualified dividend income,” then any loss derived by a United States Non-Corporate Holder from the sale or exchange of such common stock will be treated as long-term capital loss to the extent of such dividend. There is no assurance that any dividends paid on our common stock will be eligible for these preferential rates in the hands of a United States Non-Corporate Holder, although we believe that they will be so eligible provided that we are not a PFIC, as discussed below. Any dividends out of earnings and profits we pay which are not eligible for these preferential rates will be taxed at ordinary income rates in the hands of a United States Non-Corporate Holder.

In addition, even if we are not a PFIC, under proposed legislation, dividends of a corporation incorporated in a country without a “comprehensive income tax system” paid to United States Non-Corporate Holders would not be eligible for the 15% tax rate. Although the term “comprehensive income tax system” is not defined in the proposed legislation, we believe this rule would apply to us because we are incorporated in the Marshall Islands.

Sale, exchange or other disposition of common stock

Provided that we are not a PFIC for any taxable year, a United States Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition of our common stock in an amount equal to the difference between the amount realized by the United States Holder from such sale, exchange or other disposition and the United States Holder's tax basis in such stock.

Such gain or loss will be treated as long-term capital gain or loss if the United States Holder's holding period is greater than one year at the time of the sale, exchange or other disposition. Such capital gain or loss will generally be treated as United States source income or loss, as applicable, for United States foreign tax credit purposes. Long-term capital gains of United States Non-Corporate Holders are eligible for reduced rates of taxation. A United States Holder's ability to deduct capital losses against ordinary income is subject to certain limitations.

PFIC status and significant tax consequences

Special United States federal income tax rules apply to a United States Holder that holds stock in a foreign corporation classified as a PFIC for United States federal income tax purposes. In particular, United States Non-Corporate Holders will not be eligible for the 15% tax rate on qualified dividends. In general, we will be treated as a PFIC with respect to a United States Holder if, for any taxable year in which such holder held its common stock, either:

$	at least 75% of our gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business), or

$	at least 50% of the average value of our assets during such taxable year produce, or are held for the production of, passive income.

Income earned, or deemed earned, by us in connection with the performance of services would not constitute passive income. By contrast, rental income would generally constitute “passive income” unless we were treated under specific rules as deriving our rental income in the active conduct of a trade or business.

Cravath, Swaine & Moore LLP (“Tax Counsel”) provided us with an opinion dated January 29, 2007, stating that it was more likely than not that we are not a PFIC. This opinion was based on our operations and certain representations made by OSG and ourselves, including representations that the terms of each Ship Management Agreement and time charter, taken as a whole, as well as certain specific terms in each agreement, were in accordance with normal commercial practice for agreements made at arm's length between unrelated parties. Based on the foregoing, Tax Counsel concluded that, although there was no legal authority directly on point, the gross income we derived from the time chartering activities of our subsidiaries more likely than not constituted services income, rather than rental income. Consequently, such income more likely than not did not constitute passive income, and the assets that we or our wholly owned subsidiaries owned and operated in connection with the production of such income, in particular, the vessels, more likely than not did not constitute passive assets for purposes of determining whether we were a PFIC. Tax Counsel stated that there was legal authority supporting its position, consisting of case law and IRS pronouncements, concerning the characterization of income derived from time charters as services income for other tax purposes. However, there was no legal authority specifically relating to the statutory provisions governing PFICs or relating to circumstances substantially similar to that of us. In addition, the opinion of Tax Counsel was based on representations of OSG and ourselves that were not reviewed by the IRS. As a result, the IRS or a court could disagree with our position. No assurance can be given that this result will not occur. We have not materially changed our operations since the time the opinion was given, and believe that the representations given to Tax Counsel at the time of the opinion remain true and accurate. We expect that, in connection with the closing of each offering under this prospectus, Tax Counsel will issue an opinion in form and substance substantially similar to the opinion issued by Tax Counsel on January 29, 2007. We therefore believe that we have not been, and are not currently, a PFIC. In addition, although we intend to conduct our affairs in a manner to avoid, to the extent possible, being classified as a PFIC with respect to any taxable year, we cannot assure you that the nature of our operations will not change in the future, or that we can avoid PFIC status in the future.

As discussed more fully below, if we were treated as a PFIC for any taxable year, a United States Holder would be subject to different taxation rules depending on whether the United States Holder made an election to treat us as a “Qualified Electing Fund,” which election is referred to as a “QEF election.” As an alternative to making a QEF election, a United States Holder should be able to make a "mark-to-market" election with respect to our common stock, as discussed below.

Taxation of United States Holders making a timely QEF election

If we were a PFIC and a United States Holder made a timely QEF election, which United States Holder is referred to as an “Electing Holder,” the Electing Holder would report each year for United States federal income tax purposes its pro rata share of our ordinary earnings and our net capital gain (which gain shall not exceed our earnings and profits for the taxable year), if any, for our taxable year that ends with or within the taxable year of the Electing Holder, regardless of whether or not distributions were received from us by the Electing Holder. Any such ordinary income would not be eligible for the preferential tax rates applicable to qualified dividend income as discussed above. The Electing Holder's adjusted tax basis in the common stock would be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that had been previously taxed would, pursuant to this election, result in a corresponding reduction in the adjusted tax basis in the common stock and would not be taxed again once distributed. An Electing Holder would not, however, be entitled to a deduction for its pro rata share of any losses that we incurred with respect to any year. An Electing Holder would generally recognize capital gain or loss on the sale, exchange or other disposition of our common stock. A United States Holder would make a QEF election with respect to any year that we are a PFIC by filing one copy of IRS Form 8621 with his United States federal income tax return. If we were treated as a PFIC for any taxable year, we would provide each United States Holder with all necessary information in order to make the QEF election described above. Even if a United States Holder makes a QEF election for one of our taxable years, if we were a PFIC for a prior taxable year during which the holder was a stockholder and for which the holder did not make a timely QEF election, different and more adverse tax consequences would apply.

Taxation of United States Holders making a "mark-to-market" election

Alternatively, if we were treated as a PFIC for any taxable year and, as we believe, our stock is treated as “marketable stock,” a United States Holder would be allowed to make a “mark-to-market” election with respect to our common stock, provided the United States Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury regulations. If that election is made, the United States Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the common stock at the end of the taxable year over such holder's adjusted tax basis in the common stock. The United States Holder would also be permitted an ordinary loss in respect of the excess, if any, of the United States Holder's adjusted tax basis in the common stock over its fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A United States Holder's tax basis in his common stock would be adjusted to reflect any such income or loss amount. Gain realized on the sale, exchange or other disposition of our common stock would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the common stock would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the United States Holder in income.

Taxation of United States Holders not making a timely QEF or “mark-to-market” election

Finally, if we were treated as a PFIC for any taxable year, a United States Holder who does not make either a QEF election or a "mark-to-market" election for that year, referred to as a “Non-Electing Holder,” would be subject to special rules with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on our common stock in a taxable year in excess of 125% of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder's holding period for the common stock), and (2) any gain realized on the sale, exchange or other disposition of our common stock. Under these special rules:

$	the excess distribution or gain would be allocated ratably over the Non-Electing Holder's aggregate holding period for the common stock;

$
the amount allocated to the current taxable year and any taxable year prior to the first taxable year in which we were a PFIC during the Non-Electing Holder's holding period, would be taxed as ordinary income; and

$
the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

These penalties would not apply to a qualified pension, profit sharing or other retirement trust or other tax-exempt organization that did not borrow money or otherwise utilize leverage in connection with its acquisition of our common stock. If we were a PFIC and a Non-Electing Holder who was an individual died while owning our common stock, such holder's successor generally would not receive a step-up in tax basis with respect to such stock. Certain of these rules would apply to a United States Holder who made a QEF election for one of our taxable years if it were a PFIC in a prior taxable year during which the holder was a stockholder and for which the holder did not make a QEF election.

United States Federal Income Taxation of "Non-United States Holders"

A beneficial owner of common stock (other than a partnership) that is not a United States Holder is referred to herein as a "Non-United States Holder."

Dividends on common stock

Non-United States Holders generally will not be subject to United States federal income tax or withholding tax on dividends received from us with respect to our common stock, unless that dividend income is effectively connected with the Non-United States Holder's conduct of a trade or business in the United States. If the Non-United States Holder is entitled to the benefits of a United States income tax treaty with respect to those dividends, that income is taxable only if it is attributable to a permanent establishment maintained by the Non-United States Holder in the United States.

Sale, exchange or other disposition of common stock

Non-United States Holders generally will not be subject to United States federal income tax or withholding tax on any gain realized upon the sale, exchange or other disposition of our common stock, unless:

$
the gain is effectively connected with the Non-United States Holder's conduct of a trade or business in the United States (and, if the Non-United States Holder is entitled to the benefits of an income tax treaty with respect to that gain, that gain is attributable to a permanent establishment maintained by the Non-United States Holder in the United States); or

$	the Non-United States Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and other conditions are met.

If the Non-United States Holder is engaged in a United States trade or business for United States federal income tax purposes, the income from the common stock, including dividends and the gain from the sale, exchange or other disposition of the stock, that is effectively connected with the conduct of that trade or business will generally be subject to regular United States federal income tax in the same manner as discussed in the previous section relating to the taxation of United States Holders. In addition, if you are a corporate Non-United States Holder, your earnings and profits that are attributable to the effectively connected income, which are subject to certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty.

Backup Withholding and Information Reporting

In general, dividend payments, or other taxable distributions, made within the United States to you will be subject to information reporting requirements if you are a non-corporate United States Holder. Such payments or distributions may also be subject to backup withholding tax if you are a non-corporate United States Holder and you:

$	fail to provide an accurate taxpayer identification number;

$	are notified by the IRS that you have failed to report all interest or dividends required to be shown on your federal income tax returns; or

$	in certain circumstances, fail to comply with applicable certification requirements.

Non-United States Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on IRS Form W-8BEN, W-8ECI or W-8IMY, as applicable.

If you are a Non-United States Holder and you sell our common stock to or through a United States office of a broker, the payment of the proceeds is subject to both United States backup withholding and information reporting unless you certify that you are a non-United States person, under penalties of perjury, or you otherwise establish an exemption. If you sell our common stock through a non-United States office of a non-United States broker and the sales proceeds are paid to you outside the United States, then information reporting and backup withholding generally will not apply to that payment. However, United States information reporting requirements, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made to you outside the United States, if you sell our common stock through a non-United States office of a broker that is a United States person or has some other contacts with the United States. Such information reporting requirements will not apply, however, if the broker has documentary evidence in its records that you are a non-United States person and certain other conditions are met, or you otherwise establish an exemption.

Backup withholding tax is not an additional tax. Rather, you generally may obtain a refund of any amounts withheld under backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We filed with the Commission a registration statement on Form F-3 under the Securities Act of 1933, as amended, with respect to the offer and sale of common stock pursuant to this prospectus. This prospectus, filed as a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules thereto in accordance with the rules and regulations of the Commission and no reference is hereby made to such omitted information. Statements made in this prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of all of the material terms of such contracts, agreements or documents, but do not repeat all of their terms. Reference is made to each such exhibit for a more complete description of the matters involved and such statements shall be deemed qualified in their entirety by such reference. The registration statement and the exhibits and schedules thereto filed with the Commission may be inspected, without charge, and copies may be obtained at prescribed rates, at the public reference facility maintained by the Commission at its principal office at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference facility by calling 1-800-SEC-0330. The Commission also maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. For further information pertaining to the common stock offered by this prospectus and Double Hull Tankers, Inc. reference is made to the registration statement.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and we file periodic reports and other information with the Commission. These periodic reports and other information are available for inspection and copying at the Commission’s public reference facilities and the web site of the Commission referred to above. As a “foreign private issuer”, we are exempt from the rules under the Securities Exchange Act of 1934, as amended, prescribing the furnishing and content of proxy statements to stockholders, but we are required to furnish certain proxy statements to stockholders under New York Stock Exchange rules. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Securities Exchange Act of 1934, as amended. In addition, as a “foreign private issuer”, we are exempt from the rules under the Securities Exchange Act of 1934, as amended, relating to short swing profit reporting and liability.

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended: (i) Annual Report on Form 20-F for the year ended December 31, 2006, filed with the Commission on April 5, 2007, which contains audited consolidated financial statements for the most recent fiscal year for which those statements have been filed, (ii) Financial Statements for the quarter ended March 31, 2007, filed with the Commission on Form 6-K on May 22, 2007, (iii) Amendments to the Ship Management Agreements on Form 6-K, filed with the Commission on May 17, 2007 and (iv) the Registration Statement on Form 8-A, filed with the Commission on October 7, 2005.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain reports on Form 6-K that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement.

We will provide, free of charge upon written or oral request, to each person to whom this prospectus is delivered, including any beneficial owner of the securities, a copy of any or all of the information that has been incorporated by reference into this prospectus, but which has not been delivered with the prospectus.  Requests for such information should be made to us at the following address:

26 New Street
St. Helier
Jersey JE23RA
Channel Islands
Phone +44 (0) 1534 639759
Email info@dhtankers.com

You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains assumptions, expectations, projections, intentions and beliefs about future events. When used in this document, words such as “believe,” “intend,” “anticipate,” “estimate,” “project,” “forecast,” “plan,” “potential,” “will,” “may,” “should,” and “expect” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These statements are intended as “forward-looking statements.” We may also from time to time make forward-looking statements in our periodic reports that we will file with the Commission, other information sent to our security holders, and other written materials. We caution that assumptions, expectations, projections, intentions and beliefs about future events may and often do vary from actual results and the differences can be material. The reasons for this include the risks, uncertainties and factors described under the section of this prospectus entitled “Risk Factors” on page 7 of this prospectus.

All statements in this document that are not statements of historical fact are forward-looking statements. Forward-looking statements include, but are not limited to, such matters as:

$	future payments of dividends and the availability of cash for payment of dividends;

$	future operating or financial results, including with respect to the amount of basic hire and additional hire that we may receive;

$	statements about future, pending or recent acquisitions, business strategy, areas of possible expansion and expected capital spending or operating expenses;

$	statements about tanker industry trends, including charter rates and vessel values and factors affecting vessel supply and demand;

$	expectations about the availability of vessels to purchase, the time which it may take to construct new vessels or vessels’ useful lives;

$	expectations about the availability of insurance on commercially reasonable terms;

$	our ability to repay our credit facility, to obtain additional financing and to obtain replacement charters for our vessels;

$	assumptions regarding interest rates;

$	changes in production of or demand for oil and petroleum products, either globally or in particular regions;

$	greater than anticipated levels of newbuilding orders or less than anticipated rates of scrapping of older vessels;

$	changes in trading patterns for particular commodities significantly impacting overall tonnage requirements;

$	change in the rate of growth of the world and various regional economies;

$	risks incident to vessel operation, including discharge of pollutants; and

$	unanticipated changes in laws and regulations.

We undertake no obligation to publicly update or revise any forward-looking statements contained in this prospectus, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur, and our actual results could differ materially from those anticipated in these forward-looking statements.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.  Indemnification of Directors and Officers.

Our bylaws provide that we shall, subject to the limitations contained in the Marshall Islands Business Corporation Act, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

The form of underwriting agreement, which is filed as Exhibit 1.1 to this registration statement, provides that the underwriters to be named therein agree to indemnify us and hold us harmless, together with each of our directors, officers and controlling persons from and against certain liabilities, including liabilities arising under the Securities Act of 1933, as amended. This form of underwriting agreement also provides that such underwriters will contribute to amounts paid or payable by such indemnified persons as a result of certain liabilities under the Securities Act of 1933, as amended.

Item 9.  Exhibits.

The exhibits listed in the following table have been filed as part of this registration statement.

Number	Exhibit Description
1.1	Form of Underwriting Agreement*
3.1	Amended and Restated Articles of Incorporation of Double Hull Tankers, Inc.**
3.2	Bylaws of Double Hull Tankers, Inc.***
4.2	Registration Rights Agreement**
5.1	Opinion of Reeder & Simpson P.C.*
8.1	Tax Opinion of Cravath, Swaine & Moore LLP*
10.1	Form of Credit Agreement**
10.2.1	Time Charter—Overseas Ann**
10.2.2	Time Charter—Overseas Chris**
10.2.3	Time Charter—Overseas Regal**
10.2.4	Time Charter—Overseas Cathy**
10.2.5	Time Charter—Overseas Sophie**
10.2.6	Time Charter—Overseas Rebecca**
10.2.7	Time Charter—Overseas Ania**
10.3.1	Ship Management Agreement—Overseas Ann**
10.3.2	Ship Management Agreement —Overseas Chris**
10.3.3	Ship Management Agreement —Overseas Regal**
10.3.4	Ship Management Agreement —Overseas Cathy**
10.3.5	Ship Management Agreement —Overseas Sophie**
10.3.6	Ship Management Agreement —Overseas Rebecca**
10.3.7	Ship Management Agreement —Overseas Ania**
10.4.1	Amendment to Ship Management Agreement—Overseas Ann*****
10.4.2	Amendment to Ship Management Agreement—Overseas Chris*****
10.4.3	Amendment to Ship Management Agreement—Overseas Regal*****
10.4.4	Amendment to Ship Management Agreement—Overseas Cathy*****
10.4.5	Amendment to Ship Management Agreement—Overseas Sophie*****
10.4.6	Amendment to Ship Management Agreement—Overseas Rebecca*****
10.4.7	Amendment to Ship Management Agreement—Overseas Ania*****
10.5	Charter Framework Agreement**
10.6	OSG Guaranty of Charterers’ Payments under Charters and Charter Framework Agreement**

Number	Exhibit Description
10.7	Double Hull Tankers, Inc. Guaranty of Vessel Owners’ Obligations under Management Agreement**
10.8	Double Hull Tankers, Inc. Guaranty of Vessel Owners’ Obligations under Charters**
10.9	Form of Indemnity Agreement among OSG, OIN and certain subsidiaries of DHT related to existing recommendations**
10.10	Employment Agreement of Ole Jacob Diesen**
10.10.1	Indemnification Agreement for Ole Jacob Diesen**
10.11	Employment Agreement of Eirik Ubøe****
10.11.1	Indemnification Agreement of Eirik Ubøe****
10.12	Employment Agreement of Tom R. Kjeldsberg***
10.13	2005 Incentive Compensation Plan**
21.1	List of subsidiaries of Double Hull Tankers, Inc.**
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm*
23.2	Consent of Cravath, Swaine & Moore LLP (contained in Exhibit 8.1)*
23.3	Consent of Reeder & Simpson P.C. (contained in Exhibit 5.1)*
24.1	Powers of Attorney (included on signature page)*
*	Filed herewith.
**	Incorporated by reference to the Registration Statement filed on Form F-1 originally filed on September 21, 2005 (Registration No. 333-128460), as amended.
***	Incorporated by reference to the Annual Report on Form 20-F for the fiscal year ended December 31, 2006 filed on April 5, 2007.
****	Incorporated by reference to the Annual Report on Form 20-F for the fiscal year ended December 31, 2005 filed on May 19, 2006.
*****	Incorporated by reference to the Form 6-K filed on May 17, 2007.

Item 10.  Undertakings.

The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement, unless the information required to be included is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, that is part of this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933, as amended, need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933, as amended, or Rule 3-19 under the Securities Act of 1933, as amended, if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser:

(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement.

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of this registration statement for the purpose of providing the information required by section 10(a) of the Securities Act of 1933, as amended, shall be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(7)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)
The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934, as amended; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Oslo, Norway, on May 22, 2007.

DOUBLE HULL TANKERS, INC.

By:	/s/ Eirik Ubøe
Eirik Ubøe Chief Financial Officer (Principal Financial and Accounting Officer)

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Ole Jacob Diesen and Eirik Ubøe his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to he done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Ole Jacob Diesen
Ole Jacob Diesen	Chief Executive Officer (Principal Executive Officer)	May 22, 2007
/s/ Eirik Ubøe
Eirik Ubøe	Chief Financial Officer (Principal Financial and Accounting Officer)	May 22, 2007
/s/ Erik A. Lind
Erik A. Lind	Chairman of the Board	May 22, 2007
/s/ Randee Day
Randee Day	Director	May 22, 2007
/s/ Rolf A. Wikborg
Rolf A. Wikborg	Director	May 22, 2007
/s/ Donald J. Puglisi
Donald J. Puglisi Managing Director Puglisi & Associates	Authorized Representative in the United States	May 22, 2007